EXHIBIT 2.3

OPERATING AGREEMENT

FOR

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

A MANAGER-MANAGED
CALIFORNIA LIMITED LIABILITY COMPANY

EXHIBITS

Exhibit “A” - Members
Exhibit “B” - Definitions
Exhibit “C” - Series A Preferred Units Certificate
Exhibit “D” - Special Tax Rules

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

(A Manager-Managed California Limited Liability Company)

OPERATING AGREEMENT

Operating Agreement (the “Agreement”) dated as of December ____, 2008 by and among MINISTRY PARTNERS INVESTMENT COMPANY, LLC, a California limited liability company (the “Company”) and each person that signs a counterpart signature page of this Agreement and appears on Exhibit “A” attached hereto, as such exhibit may be amended from time to time (each a “Member” and collectively, the “Members”).

BACKGROUND INFORMATION

The Company was organized as a California corporation pursuant to Articles of Incorporation filed with the California Secretary of State on October 22, 1991.  Pursuant to Articles of Organization filed with the California Secretary of State on December ___, 2008, and a Plan of Conversion adopted by the Company’s shareholders, the Company converted from a California corporation to a California limited liability company under the provisions of Sections 1151-1153 of the California Corporations Code.

Under its Articles of Organization, the Company is authorized to engage in any lawful act or activity for which a limited liability company may be organized under the Beverly Killea Limited Liability Company Act (the “Act”), and to carry on such other business as it, from time to time, may determine to undertake.  The Members own all of the equity ownership interests in the Company, and in that capacity have determined to adopt this Agreement, pursuant to the Act, in order to set forth the basis upon which the business activities and other affairs of the Company and the relationships of multiple Members in their dealings with each other will hereafter be governed.  Unless otherwise define herein, capitalized words and phrases used in this Agreement are defined on attached Exhibit “B”.  In addition, this Agreement incorporates by reference the definitions set forth in Section 17001 of the Act.  Accordingly, the Members agree as follows:

OPERATIVE PROVISIONS

ARTICLE I

FORMATION, PURPOSES AND BUSINESS OFFICES

1.1	Formation.

1.1.1           This Company was formed as a California limited liability company on December ____, 2008 by the filing of Articles of Organization with the California Secretary of State pursuant to the laws of the State of California and the Act.  Unless the Act expressly provides that it supersedes any provision contained in this Agreement, the terms of this Agreement will apply.  This Agreement shall be deemed effective as of the date hereof.

1.1.2           The Company will be a manager-managed entity under the Act with managers to be designated pursuant to the terms hereof (each a “Manager” or collectively the “Managers”).  The initial Managers shall be as follows:

Name	Business Address

Mark G. Holbrook	915 West Imperial Highway Brea, CA 92821

Mark A. Johnson	915 West Imperial Highway Brea, CA 92821

Van C. Elliott	1477-A Gustavo Street El Cajon, CA 92019

Arthur G. Black	1425 Zion Avenue Placentia, CA 92870

Juli Anne S. Callis	2805 Bowers Avenue Santa Clara, CA 95051

Jeffrey T. Lauridsen	222 North Cambridge Street Orange, CA 92866

Shirley M. Bracken	4839 Bond Avenue Orange, CA 92669

Scott T. Vandeventer	915 West Imperial Highway Brea, CA 92821

Randolph P. Shepard	14500 Aviation Boulevard Hawthorne, CA 90250

R. Michael Lee	4450 Weaver Parkway Warrenville, IL 60555

1.1.3           The Members hereby adopt this Agreement as the operating agreement for the Company.  This Agreement supersedes all prior agreements of any nature, written or oral, express or implied, with respect to the operation of the Company.

1.2           Name.  The name of the Company is “MINISTRY PARTNERS INVESTMENT COMPANY, LLC” and all business of the Company will be conducted under this name.

1.3           Purpose.  The initial purpose of the Company is to provide capital funding to churches and ministry organizations through the acquisition of and origination of mortgage loans, to serve as a credit union service organization that will invest in loans originated by other credit unions, and to pursue such other purposes and take such actions as permitted by the Act.  The Company is expressly authorized to issue investor debt securities, notes and debt obligations to finance its operations on such terms and conditions as it may determine from time to time.  In addition, the Company hereby confirms that it has assumed all debt and investor note obligations of the Company that existed as of the effective date of the conversion pursuant to the Plan of Conversion which was adopted on September 18, 2008.

1.4           Term.  The Company’s existence as a limited liability company will commence on the effective date of the Company’s existence under the Act and shall continue in perpetual existence, unless sooner terminated as provided under this Agreement or the Act.

1.5           Partnership for Tax Purposes; Priority of Agreement.  The Members intend the Company to be a limited liability company under the Act, classified as a partnership for federal and, to the maximum extent possible, state income taxes. The rights and liabilities of the Members and Managers will be determined under the Act and this Agreement. To the extent that the rights or obligations of any Member or Manager are different because of any provision of this Agreement than those rights and obligations would be in the absence of that provision, this Agreement will control to the extent permitted by the Act.  Neither the Managers nor any Member will take any action inconsistent with the express intent of the parties to this Agreement.

1.6           Restrictions on Membership.  Since the Company has been formed for the specific purpose of operating as a credit union service organization that will acquire and originate mortgage loans made to churches and ministry organizations and to pursue such other purposes as are authorized under the Act, membership privileges will be restricted to credit union institutions, unless otherwise permitted by the Managers under the provisions of this Agreement.

1.7           Place of Business.  The Company’s principal place of business will be 915 West Imperial Highway, Brea, California 92822, or such other location as may hereafter be determined by the Managers.

1.8           Registered Agent and Registered Office.  The Company’s registered office in California is located at 915 West Imperial Highway, Brea, California 92822, and its registered agent at that office is Billy M. Dodson.  The Company may change its registered agent or office at any time.

ARTICLE II

MEMBERSHIP INTERESTS

2.1.           Equity Ownership Interests.  The equity interests to be issued by the Company are collectively referred to as the “Membership Interests” and each incremental Membership Interest shall be referred to as a “Unit.”  The Managers shall, from time to time, determine the classes or series of equity interests to be issued by the Company.  The Managers and Members, by executing this Agreement, have initially authorized the issuance of 1,000,000 common units which shall constitute the Company’s entire common equity ownership (“Common Units”).  In addition, up to 2,000,000 preferred units may be issued in one or more series, each with such rights, privileges and preferences as the Managers shall, in their sole discretion, determine (“Preferred Units”).

The Members have initially authorized the creation of two classes of common equity interests, which classes are hereby divided into Class A and Class B Units (the “Class A Units” and the “Class B Units”).  The Managers have set aside and reserved a maximum of 100,000 shares of Class B Units for issuance to officers, Managers and key employees of the Company.  Except as otherwise required under Section 17103(b) of the Act (or any successor section thereto), all Class B Units shall be non-voting Units.  No Class B Units may be issued without the approval of the Managers.  Except as otherwise required under the Act, only the holders of a Class A Unit are entitled to exercise voting rights to elect the Managers of the Company and vote on any other matters presented for consideration by the holders of Common Units.  For purposes of this Agreement, Members owning the Class A Units shall be referred to as the “Class A Members” and Members owning the Class B Units shall be referred to as the “Class B Members”.

Each Unit shall represent an ownership interest in the Company, including any and all benefits  to which the holder of such Unit may be entitled, as provided in this Agreement.  Although the number of authorized Common Units and Preferred Units may be increased only with the affirmative vote or written consent of the Class A Members, the Managers shall be authorized to approve the issuance of additional Class A or Class B Units and Preferred Units up to the maximum number of Common and Preferred Units authorized for issuance under this Agreement and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Units.  The Managers are also authorized to amend this Agreement without obtaining the affirmative vote or written consent of the Class A Members in order to create one or more series of Preferred Units and establish the rights, privileges and preferences of such classes or series of Preferred Units; provided, however, that the Managers may not amend this Agreement so as to affect adversely the rights, preferences and limitations for any series of Preferred Units authorized under this Agreement unless the Managers obtain the approval of a two-thirds majority vote of the affected series of Preferred Units.

2.2.           Preferred Units.  Unless otherwise amended and approved by the Class A Members, the authorized number of Preferred Units that may be issued by the Company is limited to 2,000,000 Units, and the Managers are entitled to designate one or more series of Preferred Units with such rights, preferences and privileges as the Managers shall determine.  The Managers have adopted the Series A Certificate pursuant to which up to a maximum of 1,000,000 Series A Preferred Units (the “Series A Units”) have been reserved for issuance by the Company, each with a stated value as the Managers deem appropriate.  The Series A Units are subject to the rights, preferences and terms of the Series A Certificate.  Each Series A Unit, when issued, shall be fully paid and non-assessable.  A copy of the Series A Certificate is attached hereto as Exhibit “C”.

2.3.           Additional Units.  The Company may authorize and issue additional Units (whether Common or Preferred Units), for such consideration, as deemed appropriate by the Managers; subject, however, to the terms and conditions of the Series A Certificate.  So long as any class of Series A Units is outstanding, the Company may not authorize or issue, or increase the authorized amount of, any additional class or series of Units which rank senior to, or on a parity with the Series A Units as to dividends or as to distributions upon liquidation or dissolution unless the holders of two-thirds of the Series A Units then outstanding approve the action.  Membership Interests can only be issued by the Company with the approval of the Managers.

2.4.           Ownership Interests of Members.  Each of the Members is the owner of the number of Units of Membership Interest and the class of Membership Interest, as set forth on Exhibit A.  Each Member’s Membership Interests shall be represented by Units of Membership Interests.  The Managers shall cause the officers of the Company to amend Exhibit A hereto from time to time to reflect the admission of additional Members, the making of additional capital contributions, the transfer of Units and issuance of additional Units.

2.5.           Admission of New Members.   The Company shall not admit a new Member to the Company without the prior approval of the Managers.  In order to admit a new Member of the Company pursuant to the issuance of a new Unit or a transfer of a Unit as otherwise approved in accordance with this Agreement, the new Member shall have delivered in a form acceptable to the Company a written undertaking to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Company reasonably determines to be necessary or appropriate in connection with the issuance of such Unit to such person or the transfer of a Membership Interest to such person or to effect such person’s admission as a Member. Thereafter, the Secretary of the Company shall amend Exhibit A without the further vote, act or consent of the Members to reflect such new Member and shall make available for review a copy of such amended Exhibit A to each Member. Upon the delivery of such documents and instruments, such person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued a Membership Interest, including any Units that correspond to and are part of such Membership Interest.  Each Member and any substitute or additional Members are restricted from transferring, directly or indirectly, any of their Units of Membership Interest unless they comply with the provisions set forth in Article IX of this Agreement.

2.6.           No Additional Contributions.  Except as otherwise provided in this Agreement, no Member shall be required to contribute additional capital to the Company.  No Member will be subject to assessment in an amount in excess of the Member’s initial capital contribution, nor be liable for any of the debts, obligations or liabilities of the Company.

2.7.           Priority Regarding Distributions.  Subject to the provisions of the Series A Certificate, the terms of any subsequent series of Preferred Units established by the Managers, or provisions of this Agreement, no Member shall have priority over any other Member, including additional members admitted to the Company, either as to the return of a capital contribution or as to distributions.

2.8.           No Third Party Rights.  The provisions of this Agreement are not for the benefit of any creditor or other person other than a Member to whom any debts, liabilities, or obligations are owed by, or who otherwise has any claim against, the Company or any Member.  No creditor or other person shall obtain any rights under Article II of this Agreement, or shall be able to make any claim in respect of any debts, liabilities, or obligations against the Company or any Member.

2.9.           Lack of Authority; No Fiduciary Duties.  No Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company; provided that this Section 2.9 shall not limit the rights of any  Manager who is also an affiliate of, related party thereto or an authorized representative of a Member, to act in such Member’s capacity as a Manager.  No Member shall undertake or accept fiduciary duties on behalf of the Company or to any Member solely by reason of becoming a Member.

2.10.           Certificates.  The Units to be issued by the Company to its Members shall be evidenced by a certificate (the "Certificate"), in such form and shall contain such recitals and signatures as required by law or, to the extent not in conflict therewith, as may be determined by the Managers.  In addition, each Certificate shall be stamped with a legend substantially in the following form:

“TRANSFER OR CONTINUED OWNERSHIP OF ANY UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND MADE SUBJECT TO THE TERMS OF THE COMPANY’S OPERATING AGREEMENT, DATED DECEMBER ____, 2008, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED.”

Every Member shall be entitled to receive a Certificate representing the number of Units owned once such Units are fully paid for.

2.11.         Issuance of Substitute Certificates.  A new Certificate may be issued in lieu of any Certificate previously issued which has been defaced or mutilated, upon surrender or cancellation of a part of the old Certificate sufficient, in the opinion of the Managers, to protect the Company against loss or liability.  A new Certificate may also be issued in lieu of any Certificate then not in the possession of the holder of record if such holder shall by written affirmation, under oath, state the circumstances of its absence and satisfy any other reasonable requirements which the Managers may impose.

2.12.        Withdrawal of Capital Contributions.  A Member will not be entitled to withdraw any part of the Member’s capital contribution or to receive any distributions, whether money or property, from the Company except as provided in this Agreement.

ARTICLE III

CAPITAL STRUCTURE

3.1.           Issued and Outstanding Membership Interests.  As of the date hereof and after giving effect to the transactions contemplated hereby, there shall be authorized (i) 1,000,000 Common Units; and (ii) 2,000,000 Preferred Units, of which 146,522 Class A Units and 119,000 Series A Units will be issued and outstanding, as more particularly described in Exhibit A attached hereto.

3.2.           Common Units.  Except as otherwise provided herein, all Common Units shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a)           Distribution of Earnings. Holders of Common Units shall be entitled to receive ratably on a per Unit basis a distribution of earnings as may be declared by the Managers.

(b)           Voting Rights of Common Units.  Except as otherwise provided for in this Agreement, the holders of Class A Units shall have the general right to vote for all purposes, including the election of Managers of the Company, as provided by applicable law. Each holder of Class A Units shall be entitled to one vote for each Unit held; however, there shall be no cumulative voting.  The Class B Units have no voting rights, except as to matters relating to the amendment of the Company’s Articles of Organization, the dissolution, reorganization or merger of the Company or as otherwise required under the Act.

(c)           Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Common Units shall be entitled to receive all of the remaining assets of the Company available for distribution to its Members after all amounts to which the holders of Preferred Units are entitled have been paid or set aside in cash for payment.

3.3           Preferred Units.  The Managers shall be authorized to amend this Agreement without the affirmative vote or written consent of the Members in order to memorialize the creation of one or more classes of Preferred Units and establish the rights, privileges and preferences of such one or more series of Preferred Units.  Any increase in the authorized number of Preferred Units under this Agreement must be approved by the Class A Members.  By executing this Agreement, the Members hereby authorize the creation of the Series A Units and reserve up to 1,000,000 Units for issuance thereunder and have agreed to establish the relative rights, privileges and interests of such series, as memorialized in the Series A Certificate, a copy of which is attached as Exhibit C hereto.

Except for the following matters, the holders of Preferred Units will not hold any voting rights:

(i)             the amendment of the Articles of Organization of the Company;

(ii)            the dissolution or liquidation of the Company;

(iii)           the merger, conversion or reorganization of the Company under the provisions of Section 17600 of the California Corporations Code;

(iv)           the authorization of, issuance or increase in Units which rank senior to, or on a parity with the Series A Units as to distribution of earnings or as a liquidation preference; or

(v)           altering the relative rights, privileges and preferences of the Series A Units or taking Company action otherwise requiring approval of the holders of Preferred Units under a certificate authorized by the Managers.

3.4           Reinvestment of Distribution.  The holders of Common Units may elect to (i) receive all or a portion of any year end cash distributions from the Company in the amount of that Member’s share of net profits approved for distribution; (ii) allow his, her or its distributions of earnings to be reinvested to increase its capital account balance; or (iii) some combination of (i) and (ii).  The Managers shall be authorized to establish an earnings reinvestment program for its Class A and Class B Members that sets forth the procedures for electing to reinvest any earnings payable to such Members as an additional capital contribution.  If no election is made, any year end distributions of net profits will be paid to a Member as a cash distribution.  Any distributions that are reinvested by Members who make a reinvestment election will be used by the Company to purchase or originate mortgage loans, provide equity capital or for any other proper Company purpose.

3.5           Preemptive Rights.  Subject to the terms and conditions contained in this Agreement, each Class A Member shall have the preemptive right to purchase its pro rata portion of any newly issued Common Units that the Company may, from time to time, propose to sell and issue (the “Preemptive Right”).  Any portion of such newly issued Common Units not purchased pursuant to the Preemptive Right may be sold to other Members or to other purchasers.

Each Class A Member shall have ten (10) business days following approval of the newly issued Common Units, and receiving written notice thereof, to agree to purchase up to its pro rata portion of the newly issued Common Units, for the price and upon the terms specified in the approval of such newly issued Common Units, by giving written notice to the Managers and stating therein the quantity of newly issued Units to be purchased.  Upon exercise of the Preemptive Right, the Company and the relevant Member shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any approvals required in connection therewith.

In the event a Member fails to exercise its Preemptive Right within said ten (10) business day period, the Company shall have a period of one year thereafter to sell or enter into an agreement to sell the newly issued Common Units not elected to be purchased by such Class A Member.  In the event the Company has not entered into an agreement to sell such Common Units within said one year period, the Company shall not thereafter issue or sell any newly issued Common Units without first offering such Common Units to the Class A Members as provided in this Section 3.5.

ARTICLE IV

MANAGEMENT

4.1.           Management of the Company.  The business and affairs of the Company shall be managed by the Managers.  Under the provisions of this Agreement, the Members have agreed to provide for a representative form of management structure in which the Managers will carry out their duties similar to the oversight provided to a corporation by its board of directors.  Operating like a board of directors, the Managers shall have full, exclusive, and complete discretion, power and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated and to make all decisions affecting such business and affairs including, without limitation, the power to execute and deliver, for and on behalf of the Company, any and all documents and instruments that may be necessary or desirable to carry on the business of the Company, any and all deeds, assignments, purchase agreements, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements and financing statements pertaining to the Company's assets or obligations.  No Member and no Manager, in its capacity as such, shall have any right or authority to act for or bind the Company except as permitted in this Agreement or as required by the Act.

All decisions concerning the management of the Company’s business and approval of Company actions, agreements, contracts and obligations will be made by a vote of a majority, by number, of the Managers.  No person dealing with the Managers need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the Managers, or as to the authority of the Managers in executing the same; provided that the contract, instrument, agreement or statement is signed by at least two managers and such third party has no knowledge of any restriction on the authority of such managers in undertaking such action as provided in Section 17157(d) of the Act.

4.2.           Number and Qualification of Managers.  The authorized number of the Managers of the Company shall not be less than six (6) nor more than eleven (11).  The exact number of the Managers shall initially be ten (10), which number may be changed, from time to time, within the foregoing limits by the approval of the Managers and shall be changed, as necessary, to seat additional Managers as may be elected by the holders of the Company’s Series A Units, in accordance with their right to do so, as specified in the Series A Certificate adopted by the Managers governing such Units.  A Manager need not be a Member or an officer, authorized agent or representative of a Member.

4.3.           Delegation of Authority; Fiduciary Duties.  The Managers shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company.  Accordingly, the Managers shall have the power and authority to delegate to one or more persons the Managers’ rights and power to manage and control the business and affairs of the Company.  While the Managers shall have fiduciary responsibilities in performing their duties, they will not be liable to the Company or any Member for any act undertaken in good faith to promote the Company’s best interests, unless the act or omission constitutes gross negligence, intentional misconduct or a knowing violation of law.  In performing their duties, the Managers shall be entitled to rely on the Company’s books and records maintained in good faith and on information, opinions, consultations, reports, materials and analyses received that they reasonably believe were delivered or furnished within the expertise or competence of the person furnishing such information.

4.4.           Duties of Managers.  The Managers may authorize any person (including, without limitation, any Member, officer or Manager) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder. Notwithstanding the foregoing, the Managers shall not have the power and authority to delegate any rights or powers customarily requiring the approval of the directors of a corporation and no officer or other person shall be authorized or empowered to act on behalf of the Company in any way beyond the customary rights and powers of an officer of a corporation.

It shall be the responsibility of the Managers to provide advice and direction to the Company’s executive officers regarding the overall operation and direction of the Company. The function of the Managers shall be similar to the oversight typically provided to a corporation by its board of directors. The executive officers of the Company shall, at all times, retain final responsibility for the day-to-day management, operation, and control of the Company, subject to the supervision and direction of the Managers.

The Managers may, from time to time, designate one or more committees, each committee to consist of one or more Managers. Any such committee shall have such powers and authority as provided in the enabling resolution of the Company with respect thereto. At every meeting of any such committee, the presence of a majority of such committee members shall constitute a quorum and the affirmative vote of a majority of all members shall be necessary for the adoption of any resolution.  The Managers shall have the authority to lower the number of committee members so required to constitute a quorum so long as such number is at least a majority of the total number of members, and to lower the number of committee members whose affirmative vote is so required to adopt a resolution so long as such number is at least a majority of the committee members present at any meeting at which a quorum is present. The Managers may dissolve any committee at any time, unless otherwise provided in this Agreement.

A Manager shall, in the performance of such Manager’s duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Manager and any of the Company’s officers or employees or committees established by the Managers, or by any other person as to matters the Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

4.5.           Prohibited Acts.  No Manager shall take or authorize any of the following actions on behalf of the Company unless a majority in interest of the Members consent to such actions:

(a)           amend the Articles of Organization of the Company;

(b)           the dissolution or liquidation of the Company; or

(c)           the merger, conversion, or reorganization of the Company under the provisions of Section 17600 of the California Corporations Code.

4.6.           Election and Term.  At the first annual meeting of the Class A Members and at each annual meeting thereafter, the Managers shall be elected to a one year term expiring at the conclusion of the next succeeding annual meeting of the Company's Class A Members.  Until such meeting occurs, the identity of the Managers shall be as specified in Section 1.1.2.  Each Manager shall hold office for the term for which he or she is elected and until his or her successor shall have been elected and qualified or until his or her earlier resignation, removal from office, death or disability.

4.7.           Vacancy.  Except for any vacancy caused by the removal of a Manager by the Class A Members, any vacancy occurring as a result of the resignation, removal, death or disability of a Manager shall be filled by the affirmative vote of a majority of the remaining Managers at a meeting duly noticed and held or, alternatively, pursuant to written consent or approval as authorized under the Act.  Any vacancy caused by the removal of a Manager shall be filled by the Class A Members.

4.8.           Removal.  At a regular meeting or special meeting of Class A Members called expressly for that purpose, any Manager may be removed, with or without cause, by a vote of the holders of a majority in interest of the Class A Units then entitled to vote at an election of the Managers.  Any vacancy in the position of Manager caused by the removal of a Manager shall be filled by a majority vote in interest of the Class A Members.

4.9.           Authority to Engage in Other Activities.  No Manager shall be required to manage the Company as his or its sole and exclusive function, and a Manager may have other business interests and may engage in other activities that are related to, directly or indirectly, the business activities engaged in by the Company and need not account to the Company and the Members for such activities.  Each Manager shall be free to undertake activities that are customary for an officer, director or key employee of a credit union financial institution or other financial institution that may engage in activities that involve the lending of funds, gathering of deposits, and the origination, acquisition and servicing of mortgage loans.

Under the terms of this Agreement, the Members expressly authorize the Managers to continue to undertake such activities on behalf of another credit union, credit union service organization or financial institution in their capacity as an officer, director, employee or consultant to such entity.  In addition, to the extent that any Manager engages in, becomes aware of a business opportunity that will serve the interests of such other credit union, credit union service organization, financial institution, or other business interest, the Manager need not offer the business opportunity first to the Company and the Company shall have no right to any income derived by such other financial institution or entity from those activities.  Each Manager will devote as much time to the conduct of the business of the Company as the Manager, in the Manager’s own good faith and discretion, deems necessary.

4.10.         Meetings of Managers.  The annual meeting of the Managers shall be held without further notice immediately following the annual meeting of the Class A Members, and at the same place, unless otherwise approved by the Managers.  Special meetings of the Managers may be called by the Chairman designated by the Managers, the President, the Secretary or any two (2) Managers.  Any and all business may be transacted at any meeting without specification of such business in the notice.  Notice shall be provided to each Manager at least forty-eight (48) hours in advance of the special meeting if notice is by personal service, facsimile copier, electronic transmission (as that term is defined in the Act) or in person and at least four (4) days in advance if notice is by means of mail, email, telegram or cablegram.  Any meeting may be held using the meeting procedures set forth in Section 17104 of the Act.

4.11.         Specific Transactions; Related Party Agreements.  In addition to the transactions expressly permitted by this Agreement, the Manager and any entity or institution in which he or she serves as an officer, employee, director or consultant, may enter into business transactions with the Company if (i) the terms of the transaction are no less favorable to the Company than those of a similar transaction with an independent third party; (ii) the Manager promptly discloses the material terms of such arrangement; and (iii) the agreement is approved by the Managers in accordance with any applicable Related Party Policy that may be adopted from time to time by the Managers.  Without limiting the generality of the foregoing, it is acknowledged and agreed that the following transactions may be undertaken in accordance with the provisions of this section:

(a)           the leasing of facilities, buildings, equipment, staff and systems;

(b)           the purchase of mortgage and other business loans;

(c)           entering into a servicing agreement for the servicing of loans originated by or acquired by the Company;

(d)           borrowing funds from an entity under a credit line, loan agreement or other credit facility; or

(e)           issuing to an investor a debt instrument, note obligation, or equity interest in the Company’s Common or Preferred Units.

In each instance, the transaction may be entered into if the Managers approve the transaction in accordance with the provisions of this Section.

4.12.         Waiver of Notice.  Notice of a meeting, although otherwise required, need not be given to any Manager who (a) either before or after the meeting signs a waiver of notice or a consent to holding the meeting without being given notice; (b) signs an approval of the minutes of the meeting; or (c) attends the meeting without protesting the lack of notice before or at the beginning of the meeting.  Waivers of notice or consents need not specify the purpose of the meeting.  All waivers, consents, and approvals of the minutes shall be filed with the Company records or made a part of the minutes of the meeting.

4.13.         Quorum and Action.  A majority of the whole group of Managers shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the Managers in office shall constitute a quorum, provided that such majority shall constitute at least one-third of the whole group of Managers.  A majority of the Managers present, whether or not a quorum is present, may adjourn a meeting to another time and place.  Except as herein otherwise provided, and except as otherwise provided by the Act, the vote of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers.  The quorum and voting provisions herein stated which govern a meeting of the Managers held to fill vacancies and newly created positions as a Manager shall not be construed as conflicting with any provisions of the Act and this Agreement.

4.14.         Vote Necessary to Act and Participation by Telephone Conference.  The vote of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers, except as may otherwise be provided by law, the Articles of Organization or this Agreement.  Participation in a meeting by conference telephone or similar means by which all participating Managers can hear each other shall constitute presence in person at such meeting.

4.15.         Committees.  The Managers may designate one or more committees.  Such committees, to the extent provided in the resolution or resolutions creating them, shall have such functions and may exercise such powers of the Managers as can be lawfully delegated by the Managers.

4.16.         Compensation.  The Managers shall fix the compensation of Managers, if any.

4.17.         Rules of Procedure.  Subject to applicable law, the Articles of Organization and this Agreement, the Managers shall fix its own rules of procedure and conduct from time to time.

4.18.         Action Without Meeting.  Any action permitted or required to be taken by the Managers may be taken without a meeting by written consent signed by a majority of the Managers, unless otherwise prohibited under the Act.  An executed copy of the written consent shall be filed with the minutes of proceedings of the Managers.

4.19.         Officers.  The Managers shall elect a President, Secretary and Treasurer (by those or any other functionally equivalent executive titles) and may elect a Chief Executive Officer, Chief Financial Officer and one or more executive officers.  The  Chief Executive Officer need not be an employee of the Company; provided, however, that such person is a Manager.  In addition, the Managers may elect a Chairman, a Vice-Chairman, and such other executive officers with such titles as the resolution of the Managers choosing them shall designate.  All executive officers of this Company shall be chosen by the vote of a majority of the Managers present at a meeting at which a quorum is present or by written consent pursuant to applicable statutory law.  No officer need be a Member.

4.20.         Number Of Offices.  Any number of offices may be held by the same person.

4.21.         Chief Executive Officer.  If appointed, the Chief Executive Officer shall be the principal executive officer of the Company, and, subject to the control of the Managers, shall generally supervise and control all of the business and affairs of the Company.

4.22.         President.  The President of the Company shall, subject to the control of the Managers, have responsibility for the management of the business and operations of the Company and shall see that all directives and resolutions of the Managers are carried out.  The President shall have such other powers and duties as may be prescribed by the Managers, including the right to appoint, promote or discharge non-executive Company officers.  In the event of death or inability to serve of the Chief Executive Officer, or during the vacancy in the office of Chief Executive Officer, the President shall act as the principal executive officer of the Company.  At the request of the Chief Executive Officer, the President shall preside at any meeting of the Members.

4.23.         Chief Financial Officer.  If appointed, the Chief Financial Officer shall be the principal financial officer of the Company, and, subject to the control of the Managers and Chief Executive Officer or President, shall generally supervise and control all of the financial affairs of the Company.

4.24.         Vice Presidents.  In the absence of any appointed President or in the event of his death or inability or refusal to act, the most senior appointed Vice President, if any, shall be vested with the powers and duties of the President.  A Vice President may be designated as an Executive Vice President, a Senior Vice President or Vice President with a functional title and shall perform such other duties as from time to time may be assigned to him or her by the President or Managers.

4.25.         Secretary.  Any appointed Secretary shall keep, or cause to be kept, at the Company’s principal office or such other location as the Managers may designate, a current membership record book, identifying the name of each Member and his or her address, the number, class and series of each Unit of equity interest held by the Member, the number and date of each Certificate issued for the same, and the number and date of cancellation of every Certificate surrendered for cancellation.  The Secretary shall separately keep a record of all meetings conducted by the Managers which record shall include the time and place of holding the meeting, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present, the number of Units of equity interest present or represented at Member meetings, and the substance of the proceedings undertaken.  The Secretary shall also give, or cause to be given, notice of each meeting of the Members and of the Managers required by this Agreement or by law to be given; shall keep and affix, as appropriate, any seal of the Company; and shall have such other powers and perform such other duties as may be prescribed by the Managers, the President or this Agreement.

4.26.         Treasurer.  Any appointed Treasurer shall have custody of all Company funds, securities, valuable papers and financial records; shall keep full and accurate accounts of receipts and disbursements and render accounts thereof at the annual membership meeting and at such other times as requested by the Managers or President; and shall perform such other duties as may be prescribed by the Managers or President.

4.27.         Terms.  The officers of the Company shall hold office until their successors are chosen and qualify or until their earlier resignation or removal.  Any executive officer chosen or appointed by the Managers may resign at any time by written notice to the Company and may be removed immediately, either with or without cause, at any time, by affirmative vote of a majority of the total authorized number, or whole group of Managers.  If the position of any executive officer becomes vacant for any reason, the vacancy may be filled by the Managers in the same manner as any executive officer of this Company is chosen.

4.28.         Duties of the Executive Officers.  All officers of the Company shall have such authority and perform such duties in the management and operation of the Company as shall be prescribed in the resolutions of the Managers designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1           General.  Each Member shall make or shall have made a capital contribution as provided for in this Article V.  The term “Capital Contribution” means any contribution by a Member to the capital of the Company; provided that upon the admission of a new Member after the date hereof, the capital account of each Member shall be deemed equal to the capital account of such Member as revalued pursuant to this Agreement.  The Company was organized as a California corporation on October 22, 1991 and pursuant to a Plan of Conversion will be converted from a California corporation to a California limited liability company.  As a result, the initial Members of the Company will have a capital contribution that will be determined based upon the Member’s equity interest in the Company determined as of the date that the conversion becomes effective.  Within ninety (90) days after the effective date of the conversion, the Company will cause to be prepared a statement of each Member’s initial capital account, as certified by a Company officer, and will mail the statement to each Member.

5.2           Additional Capital Contributions.  No Member shall be required to make any additional Capital Contributions to the Company or to restore any deficit in such Member’s capital account.  No interest will be paid by the Company on any capital account maintained for a Member or on any Capital Contribution and no Member is entitled to the return of any part of its Capital Contribution unless approved by the Managers.  Any unrepaid Capital Contribution is not a liability of the Company, a Manager, an officer or any Member.

5.3           Purchase of Notes; Member Loans.  Except as otherwise provided for in this Agreement, or in accordance with the terms set forth in a separate securities investment purchase agreement, any Company note or indebtedness incurred under a borrowing arrangement entered into with a Member will constitute a loan from the Member and will not be characterized as a Capital Contribution.  The repayment of such loans and investment notes, including accrued interest, shall have preference over all cash distributions to the Members until such loans and accrued interest have been fully repaid.

5.4           Capital Account.  A capital account shall be established and maintained for each Member.  Such accounts shall be adjusted from time to time, shall be maintained in accordance with the Internal Revenue Code of 1986 (the “Code”) and the Act and shall be subject to revaluation in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f) at such time as the Managers shall determine.

5.5           Adjustment to Capital Accounts.  Each Member’s capital account shall be:

(a)           increased by the amount of cash and the fair market value of property assets contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code);

(b)           increased by any allocations of income and gain allocated to that Member;

(c)           reduced by the amount of cash and fair market value of property assets distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); and

(d)           decreased by the amount of losses and deductions allocated to such Member.

All matters concerning the computation of capital accounts, the allocation of net profit and net losses, the allocation of Company income, gain, loss, deduction and expense for tax purposes and the adoption of accounting procedures not otherwise specified in this Agreement shall be determined by the Managers and the Company’s executive officers.

5.6           Maintenance of Capital Accounts.  The manner in which capital accounts are maintained under this Article V is intended to comply with the requirements of Section 704(b) of the Code.  If, in the reasonable, good faith opinion of the Company’s accountants, the manner in which capital accounts are to be maintained are required to be modified to comply with the provisions of Section 704(b) of the Code and Treasury Regulations promulgated thereunder or otherwise comply with the distribution provisions of the Series A Certificate, the Company is authorized to modify the methods in which capital accounts are maintained to the minimum extent necessary to comply with the Code and the Treasury Regulations.  The Company shall have no authority, however, to change the method of maintaining capital accounts if such a revision would materially alter the economic agreement and arrangements among the Members.

5.7           Transferred Capital Account.  In the event of a transfer of all or part of a Membership Interest, the capital account of the transferring Member shall become the capital account of the transferee to the extent it relates to the transferred Membership Interest in accordance with the provisions of Treasury Regulations § 1.074-1(b)(2)(iv)(l).

5.8           Liquidation Distributions.  In the event that the Company is liquidated or dissolved, or when any Member’s interest is liquidated, all items of income and loss will first be allocated to the Members’ capital accounts under Article V and VI of this Agreement, and other credits and deductions to the Members’ capital accounts will be made before the final distribution is made.  The final distribution to the Members will be made as provided in Section 12.4 of this Agreement.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1           Profit.  After giving effect to the special allocations and tax rules set forth in Exhibit “D” hereto, net profits for any fiscal year or other period will be allocated to the Members as follows:

(a)           first, to each Member, if any, with a negative capital account balance, in proportion to such negative balance, until such negative balances have been eliminated;

(b)           second, to the Series A Members, if any, in proportion to the amount of any outstanding preferred returns payable under the Series A Certificate; in each case, to the extent that such amounts are outstanding at the time of the distribution and to each Series A Member pro rata in accordance with such amounts;

(c)           with respect to the holders of Common Units, if the positive balances in the capital accounts of such Members are not in proportion to their relative Membership Interests, then to the holders of Common Units in such a manner so as to cause such positive balances to be in proportion to such Membership Interests; and

(d)           the balance, if any, to all holders of Common Units in proportion to their Membership Interests.

If the capital account of a Member is at any time less than what the Member should be entitled to receive in the event of a liquidation of the Company, income shall first be allocated to the holders of Preferred Units until their capital accounts are adjusted for any preferred returns that are payable to such holders of Preferred Units.

6.2           Losses.  After giving effect to the special allocations and tax rules set forth in Exhibit D hereto, all items of loss and deductions of the Company shall be allocated:

(a)           first, if the capital accounts of the holders of Common Units are not in proportion to their relative Membership Interests, then to the holders of the Common Units in such manner so as to cause such positive balances (after taking into account all allocations made under this Article VI) to be in proportion to such Membership Interests;

(b)           second, with respect to holders of Common Units in proportion to the positive balances in their capital accounts until such balances have been reduced to zero;

(c)           third, to the Series A Members in proportion to the positive balances in their capital accounts until such balances have been reduced to zero; and

(d)           the balance, if any, to the holders of the Common Units in proportion to their Membership Interests.

6.3           Distributions.  Except as provided in Article XII below, an amount equal to the net cash flow of the Company shall be distributed at such time and in such amounts as the Managers determine.  In determining the amount of net cash flow of the Company available for distribution, the Managers shall be authorized to set aside reserves for working capital, loan loss reserves, past or future expenses and capital expenditures.  No Member shall be entitled to claim any right or entitlement to receive a distribution based upon the Company’s net cash flow for any period.  For purposes of this Article VI, the term “Net Cash Flow” shall be defined as Company funds that have been obtained from operating income, capital contributions, borrowings and disposition of the Company assets less (i) operating expenses; (ii) debts or loans to the extent required to be paid (including to any Member); and (iii) reserves established to meet current or reasonably expected obligations of the Company as the Managers determines in their sole discretion.  If approved by the Managers, distributions of Net Cash Flow shall be made as follows:

(a)           first, if the Company shall have any outstanding interest due or repayment of principal obligations due under any debt obligations to its Members, then to such Member in repayment of such debt;

(b)           second, if the Company shall have outstanding amounts owed to the Series A Members for unpaid preferred returns as set forth in the Series A Certificate for any prior years, then to the extent such amounts are outstanding at the time of distribution and to each Series A Member pro rata in accordance with such amounts;

(c)           third, to the Series A Members (for any preferred returns as provided for in the Series A Certificate) for such year in proportion to their Series A Units;

(d)           fourth, to the holders of Common Units in proportion to their respective Capital Contributions made with respect to Common Units up to the amount of such Capital Contribution less distributions previously made to such holders pursuant to this Section 6.3; and

(e)           then, with respect to the holders of Common Units, to all such Members in proportion to their Membership Interests.

6.4           Restrictions on Distributions.  No distribution shall be made if, after giving effect to the distribution:

(i)           the Company would not be able to pay its debts as they become due in the usual course of business; or

(ii)          the Company’s total assets would be less than the sum of its total liabilities plus, unless the Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

6.5           Return of Distributions.  Except for those distributions made in violation of the Act or this Agreement, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor.

6.6           Transfer of Interest.  If a transfer of a Membership Interest should occur as permitted herein during any accounting period, profit and loss and all other items attributable to such Membership Interest for such period will be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Managers.  All distributions on or before the date of a transfer of a Membership Interest as permitted herein will be made to the transferor, and all distributions thereafter will be made to the transferee.  Solely for purposes of making such allocations and distributions, the Company will recognize a transfer of a Membership Interest no later than the end of the calendar month during which it is given notice thereof, provided that if the Company does not receive a notice stating the date such Membership Interest was transferred and such other information as the Managers may reasonably require within thirty (30) days after the end of the accounting period during which the transfer of a Membership Interest occurs, or if a transfer of a Membership Interest has not been permitted as provided herein, then all of such items will be allocated, and all distributions will be made, to the person who, according to the books and records of the Company, on the last day of the accounting period during which the transfer occurs, was the owner of the Membership Interest.

6.7           Third Party Rights.  The provisions in this Article VI regarding distributions to the Members are not intended to benefit any creditor or other person (other than a person in its capacity as a Member) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members.  Moreover, notwithstanding anything contained in this Agreement, including, without limitation, the provisions in this Article VI regarding distributions to the Members, no such creditor or other person may obtain any rights under this Agreement or, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Member.

ARTICLE VII

TAXES

7.1           Tax Returns.  The Managers shall cause the Company to prepare and file all necessary U.S. Federal, state and local tax returns.  Each Member shall furnish to the Company all pertinent information in its possession to enable the Company’s tax return to be prepared and filed.

7.2           Tax Elections.  To the extent permitted by applicable tax law and regulations, the Company shall adopt the accrual method of accounting and keep the Company’s books and records on the accrual basis method.  The Company has also adopted a fiscal year ended December 31 as the Company’s taxable year pursuant to Section 444 of the Code and make any required tax payments pursuant to Section 7519 of the Code.  The Managers shall be authorized to make any elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company that is in the best interests of the Members.

Neither the Company nor any Manager, officer or Member may make an election for the Company to be excluded from the application of the partnership tax law provisions of subchapter K of the Code without the approval of the Managers.  To the extent the Company constitutes the single member of a limited liability company subsidiary, the Company will cause such subsidiary to timely make all appropriate disregarded entity elections on IRS Form 8832, unless otherwise directed by the Managers.

7.3           Tax Reports.  As soon as reasonably practicable after the close of each fiscal year, the Managers shall cause the Company to prepare and send to each Member an Internal Revenue Service Form K-1, Form 5471 and any other required reports for the filing of state and local income tax returns for such Member for such fiscal year, which forms will duly reflect the allocation of income, gain, loss and deductions set forth in Article VI of this Agreement.  Except as otherwise provided for under the Act, the Company shall furnish such tax reports to its Members within one hundred twenty (120) days after the end of the Company’s fiscal year.

7.4           Partnership for Tax Purposes.  Until the Company makes an affirmative election to be treated as a corporation for U.S. Federal income tax purposes or prior to the time the Company is converted to a corporation under California law or any other state law, whether by merger, operation of law or otherwise, the Members agree to treat the Company as a partnership solely for U.S. tax law purposes and to treat all Units as interests in such partnership and no Member shall take any position inconsistent with this characterization on any tax return or otherwise.

7.5           Tax Matters Partner.  The Managers have designated the President to act as the “Tax Matters Partner“ (as defined in Section 6231(a)(7) of the Code) in accordance with Sections 6221 through 6233 of the Code. Upon such designation, the Tax Matters Partner shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided that, the Tax Matters Partner may be removed and replaced by, and shall act in such capacity at the direction of, the Managers. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings.

Subject to the foregoing proviso, the Tax Matters Partner will have reasonable discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if paid by the Company, will be recoverable from such Member (including by offset against distributions otherwise payable to such Member).  Each Manager will be provided with a copy of all tax returns filed by the Company and the Tax Matters Partner will consult with and keep the Managers fully informed about the status of all material tax examinations, controversies and proceedings.

ARTICLE VIII

MEMBERS

8.1           Members’ Membership Interests.  The Units to be issued by the Company to its Members may but need not be evidenced by one or more Certificates, in such form and with such recitals and signatures as may be determined by the Managers.

8.2           Meetings of the Members and Voting Rights.

8.2.1         The annual meeting of the Class A Members of the Company shall be held on a date and at a time designated by the Managers.  At the annual meeting, the Class A Members, by vote of the holders of a majority of the Class A Units represented, shall elect the Managers, consider reports of the affairs of the Company and transact such other business as is properly brought before the meeting.

8.2.2         Special meetings of the Members will be held when requested by the Managers or Class A Members representing more than 10% of the interests of the Class A Members.

8.2.3         Meetings of Members may be held within or without the State of California and may be held pursuant to video screen communication or by electronic transmissions pursuant to Section 17104 of the Act.  If the Managers choose to permit a meeting of the Members to be conducted, in whole or in part, by electronic transmission or by electronic video screen communication, the Company agrees (1) to implement reasonable measures to provide Members (in person or by proxy) a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Members, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with those proceedings, and (2) if any Member votes or takes other action at the meeting by means of electronic transmission to the Company or electronic video screen communication, to maintain a record of that vote or action.

8.2.4         Each Member waives notice if, before or after the meeting, the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy, except when the person objects, at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.  Unless provided otherwise herein, at a meeting of Members, the presence in person or by proxy of Class A Members holding not less than fifty-one percent (51%) of the Units then held by Class A Members constitutes a quorum.

8.2.5         When a meeting is adjourned to another time or place, it will not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting.  If the adjournment  is for more than forty-five (45) days or, if a new record date is set for the meeting, a notice of the adjourned meeting must  be sent to each Member of record entitled to vote at the meeting.

8.2.6           The affirmative vote of the holders of a majority of the Class A Units will be the act of the Company, except as expressly provided herein.

8.3           Notice.  Written notice stating the location, day and hour of each meeting of the Members and, in the case of a special meeting, the nature of the business to be transacted, shall be delivered to each Class A Member of record not less than ten (10) business days prior to the date of such meeting, nor more than sixty (60) calendar days prior to such meeting, unless such notice is waived by any Class A Member.  The record date for determining the Members entitled to receive notice of any meeting, to vote or exercise any right in respect of any lawful action, will be the date set by the Managers or Members; provided that the record date will be not more than sixty (60), or less than ten (10), calendar days before the date of the meeting and not more than sixty (60) calendar days before any other action.  In the absence of any action establishing a record date, the record date will be determined in accordance with Section 17104(k) of the Act.  When a meeting is adjourned for forty-five (45) days or more, notice of the adjourned meeting shall be given as in the case of the original meeting; otherwise no notice of the adjournment or of the business to be transacted at a reconvention of the adjourned meeting need be given other than by way of an announcement made at the meeting at which such adjournment is taken.

8.4           Voting List.  As of the record date determined in accordance with the provisions of Section 17104(k) of the Act, the Company shall cause there to be prepared a list of the Members entitled to vote at each meeting of the Members or any adjournment thereof, including the address of and number of Units held by each Member.  For a period of five (5) days prior to the meeting, any such required list shall be kept at the Company's principal place of business where any Member shall be entitled to inspect it during usual business hours.  The list shall also be made available and subject to inspection by any Class A Member at any time during the subject meeting.

8.5           Meeting Quorum.  The holders of a majority of the Class A Units, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members, unless otherwise provided by law, but a lesser interest may adjourn any meeting from time to time until the requisite amount of Unit holders shall be present.

8.6           Voting Rights.  Each outstanding Unit shall entitle the holder of record thereof to cast one vote with respect to each matter presented to the Members for their consideration or as to which each such Member shall have the right to vote.  An affirmative vote of a majority of the Class A Units represented at each meeting shall decide any question brought before it, unless the question is one upon which, by express provision of law, the Company's Articles of Organization or this Agreement, a larger or different vote is required, in which case such express provision shall govern the decision of such question.  No holder of solely an Economic Interest in the Company, as defined in the Act, will be entitled to exercise any voting or other rights as an owner of an Economic Interest.

Except for those actions requiring approval of the Members as provided for in Section 17103(b) of the Act, the Class B Members will have no voting rights under this Agreement.  With respect to the holders of Series A Units or any other holder of a Preferred  Unit, the holders will be entitled to exercise those voting rights set forth in the Series A Certificate or any other certificate approved by the Managers.  For any actions required to be approved by the holders of such Series A Units or Preferred Units, the provisions of this Article VIII concerning voting, notice, record date, quorum, proxies, and meeting procedures will govern the consideration of such actions, unless otherwise provided for in the Series A Certificate.

8.7           Proxies.  Every Member entitled to vote for the election of the Managers or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the Member and filed with the Secretary of the Company.  A proxy shall be deemed signed if the Member’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, or otherwise) by the Member or the Member’s attorney in fact.  A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the Member executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by attendance at the meeting and voting in person by the Member executing the proxy or by a subsequent proxy executed by the same Member and presented at the meeting; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.  The revocability of the proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 17104 of the Act.

8.8           Written Consents; Other Action.  The actions taken at any meeting of Members, however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, not present in person or by proxy, provides a waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting in writing.  All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting after conversion to the form in which those records or minutes are kept.  Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voted and notice of the matter to be voted on is furnished to such Members.  Prompt notification of the action taken will be given to all Members who have not consented to the action.

8.9           Telephone Conference or Video Screen Meeting.  Members may participate in a meeting of the Company through the use of conference telephones or electronic video screen communication, as long as all Members participating in the meeting can hear one another, or by electronic transmission by and to the Company pursuant to paragraphs (1) and (2) of subdivision (o) of Section 17001 of the Act.  Participation in a meeting pursuant to this provision constitutes presence in person at that meeting.

8.10         Approval of Merger; Amendment of Articles of Organization; Dissolution or Merger.  Notwithstanding anything in this Agreement to the contrary, no amendment to the Articles of Organization may be adopted unless a majority in interest of the Members approve the amendment.  In the event of a proposed merger, conversion, reorganization, consolidation of, or dissolution of the Company, a majority in interest of the Members shall be required to approve such merger, consolidation or dissolution of the Company.  In addition to the voting rights that a Member shall have under the provisions of Section 17005 of the Act, the Company’s Managers, from time to time, may establish one or more series of Preferred Units that will have certain voting rights specified in a certificate of such series of Preferred Units.

ARTICLE IX

TRANSFERS

9.1           General Restrictions on Transfer.  The Company and its Members intend that the Company’s Units be held only by persons who agree with and have interests consistent with the Company’s mission, values and goals.  Accordingly, except for Permitted Transfers (defined below), no Member may sell, assign or otherwise transfer (all referred to as a “Transfer”) the Company’s Units or any part of the Member’s Membership units in the Company therein unless the proposed Transfer is first approved in writing by the Managers, which approval may be withheld by the Managers in their sole discretion.  No Member may encumber or permit a lien to be placed on all or any portion of the Member’s Membership Interest in the Company unless the encumbrance is approved by the Managers.  Transfers in violation of this Section 9.1 shall be null and void ab initio.  After the consummation of any Transfer of Units, such Units shall continue to be subject to the provisions of this Agreement and any further Transfers of such Units shall be required to comply with all of the provisions of this Agreement.  Each Member acknowledges the reasonableness of these restrictions in view of the purposes of the Company.

9.2           Permitted Transfers.  A Member may Transfer all or any interest in its Units to an entity of which the Member has management and economic control or in trust for the benefit of the Member (and its family, if the Member should be an individual), or to an individual Member’s spouse, children, grandchildren or siblings, or any combination thereof, provided the Member is a trustee or co-trustee of the trust (“Permitted Transfer”).  No Transfer will be permitted if it alone or in combination with another Transfer would result in the termination of the Company as a limited liability company for Federal income tax purposes.

Except in the case of a Transfer of a transferring Member's Membership Interest at death or involuntarily by operation of law, the transferring Member and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement.  In the case of a Transfer of a Membership Interest at death or involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company.  In all cases, the Company shall be reimbursed by the transferring Member and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

The transferring Member and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the transferred interest in the Company, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Operating Agreement with respect to any Transfer until it has received such information.

9.3           Withdrawal.  A Member may withdraw from the Company at any time by giving notice of withdrawal to the Managers at least one hundred and eighty (180) calendar days before the effective date of withdrawal.  Any withdrawal will not release a Member from any obligations incurred under the Agreement that were accrued or incurred prior to the withdrawal date.  No withdrawal may be made unless the written consent of the Managers has been obtained.

If a Member withdraws from the Company with the consent of the Managers, the Member will be divested of the Member’s entire Membership Interest, but will retain rights as a holder of an “Economic Interest” in the Company, as defined in Section 17001 of the Act.  Unless the Managers consent to the withdrawal, the withdrawing Member will not be entitled to receive a return of its Capital Contribution in the Company until the Company’s dissolution or liquidation.

9.4           Option to Purchase on the Proposed Transfer.  If a Member proposes to Transfer all or any portion of a Member’s interest for consideration, whether tangible or intangible, all or any portion of such Member’s Units, the Company shall have an option to purchase all, but not part, of the Units proposed to be transferred in accordance with the procedures set forth below.

9.4.1         Notice of Sale.  The Member proposing to Transfer all or any part of its Units (the “Offeror”) shall give written notice (the “Offer Notice”), by registered or certified mail, to the Secretary of the Company.  The Offer Notice shall set forth in reasonable detail the class, series and number of Units proposed to be transferred, the identity of each prospective transferee, and the price, terms and conditions of the proposed Transfer.

9.4.2         Election by Company to Purchase.  Immediately upon receipt of the Offer Notice, the Secretary shall advise the Managers of the Company of the contents of said Notice.  The Company may elect to purchase all, but not part, of the Units offered in accordance with the terms specified in the Offer Notice within sixty (60) days from the date the Offer Notice was delivered to the Secretary (the “Offer Period”).

9.4.3         Notice of Election to Purchase.  By the end of the Offer Period, the Secretary shall forthwith advise the Offeror in writing, by registered or certified mail, whether the Company has exercised its option to purchase the Units.

9.4.4         Transfer Upon Failure to Exercise Option.  If the Company does not exercise its option to purchase all of the Units offered, such Units may be transferred to the transferee named in the Offer Notice at any time within ninety (90) days following the end of the Offer Period, provided that such transferee shall be approved by the Managers and the Transfer shall otherwise meet the requirements of Section 9.1.

9.5           Unauthorized Transfers.  In the event that any of the following triggering events occurs (each a “Triggering Event”), the Company and other Members will have the option to purchase the Membership Interest of the Member at the price and on the terms provided in Section 9.6 of this Agreement:

(a)	the occurrence of an unauthorized Transfer in violation of this Agreement; or

(b)	the bankruptcy, winding up, dissolution or liquidation of a corporate Member.

9.6           Notice of Triggering Event; Option to Purchase.  Upon receipt of the notice of any Triggering Event, the Managers shall promptly furnish notice of such Triggering Event to all Members and the Company shall have the option to purchase such interest for the “Fair Market Value” (as defined below) of such interest and in accordance with the terms set forth below during the period that ends thirty (30) calendar days following the determination of the Fair Market Value of such interest.  If the Company chooses not to purchase the Membership Interest, the Company will promptly send notice of such Triggering Event to all Members and the Members shall have the option for a period of thirty (30) days after notice thereof is sent to such Members to purchase such Membership Interest at the price and on the terms made available first to the Company, pro rata in accordance with their prior Membership Interests.  If the Membership Interest is not purchased either by the Company or the Members, the transferee or assignee of such interest will hold such Membership Interests in the Company subject to all of the provisions of this Agreement.

For purposes of this Agreement, the term “Fair Market Value” means with respect to the Company as a whole, the price at which a willing seller under no compulsion to sell would sell, and a willing buyer under no compulsion to purchase would purchase, 100% of the Membership Interests of the Company.  Any determination of Fair Market Value shall first be determined by each of the selling party and purchasing party using their best efforts to mutually agree on a sale price.  If the parties are unable to agree on the Fair Market Value of such Membership Interest within thirty (30) days after notice of the Triggering Event shall have been sent, the Company will select a valuation firm to determine the Fair Market Value of such Membership Interest.  The determination of Fair Market Value made pursuant to this Section will be final, binding and conclusive upon the Member and the Company.

9.7           Waiver of Option.  The option to purchase Units described in Sections 9.4 and 9.6 may be waived with respect to a particular Transfer by filing, on behalf of the Company and any Member, with the Secretary of the Company a written consent describing the Transfer as approved by the Managers and Members.

9.8           Non-Member Transferee.  If a Member seeks to Transfer a Membership Interest without complying with the provisions of this Agreement, the transferee will have no membership rights, including to vote on any matter presented to the Members and will not been entitled to receive information concerning the Company’s affairs or inspect the Company’s books and records.  Any assignee of a Membership Interest will be deemed to be the owner solely of an Economic Interest in the Company until the prospective assignee has been admitted as a substitute Member by the Managers.  The assignee may not be admitted as a Member until the Managers approve the assignee as a substituted Member and the prospective Member executes a counterpart signature page to this Agreement.  Except as otherwise provided for in the Act, the assignee will be entitled only to receive allocations and distributions as the holder of an Economic Interest and will have no rights to vote or exercise any other rights as a Member until the assignee has become a substituted Member.  In that event, the assigning Member will continue to be a Member of the Company and hold all voting and membership rights in the Company.

ARTICLE X

BOOKS AND RECORDS

10.1          Books.  The Company shall maintain at its registered office in California complete and accurate books of account of the Company’s affairs and such other materials as are reasonably necessary showing all costs, expenses, expenditures, assets, liabilities, profits and losses and including those records required to be maintained by the Act.  The books and records of the Company shall be open to inspection by each Member or its designated representatives at the inspecting Member’s expense at any reasonable time during business hours for any proper purpose provided under the Act.  The right to inspect such books and records are subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines as may reasonably be established from time to time by the Managers.

10.2          Company Funds.  All funds of the Company shall (i) be deposited only in the accounts of the Company in the Company’s name; (ii) not be commingled with funds of any Member; and (iii) be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Managers.

10.3          Accounting Method.  The Company will account for its financial transactions, operations and activities using the accrual method of accounting.

10.4          Financial Reports.  The Company shall cause to be prepared (a) as of the end of each calendar quarter as appropriate, (b) as of the end of each fiscal year, (c) as of the date of dissolution of the Company or (d) as of such additional dates as the Managers may direct, appropriate financial statements showing the assets, liabilities, capital, profits, losses, expenses and a statement showing all amounts credited and debited to each Member’s capital account.  In addition, the Company shall prepare for federal income tax purposes, on an annual basis, a statement of each Member’s distributive share of items of income, gains, deductions, losses or credits arising out of the Company’s operations.  The Company will complete and file any annual and periodic reports that it may be required to file under the Act, the Securities Act of 1933 and the Securities Exchange Act of 1934.

10.5          Financial Statements.  At the end of each fiscal year, the books and records of the Company will be closed and examined, statements reflecting the financial condition of the Company and its profits and losses prepared, and a report about those matters will be issued by the Company’s certified public accountants.  The Managers shall cause an annual report to be made available to each Member within one hundred twenty (120) days after the end of the Company’s fiscal year.  The annual report may be sent by electronic transmission by the Company or made available as a public filing as an annual report filed with U.S. Securities and Exchange Commission.

10.6          Retention of Records.  At all times during the term of existence of the Company, and beyond that term if the Managers deem it necessary, the Managers will keep or cause to be kept the books of account referred to in Section 10.4, together with:

(a)           a current list of the full name and last known business or residence address of each Member, together with the Capital Contribution and the share in profits and losses of each Member;

(b)           a current list of the full name and business or residence address of each Manager;

(c)           a copy of the Articles of Organization, as amended;

(d)           copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(e)           an original executed copy or counterparts of this Agreement, as amended;

(f)           any powers of attorney under which the Articles of Organization or any amendments to said articles were executed;

(g)           financial statements of the Company for the six (6) most recent fiscal years; and

(h)           the books and records of the Company as they relate to the Company’s internal affairs for the current and past four fiscal years.

If the Managers deem that any of the foregoing items will be kept beyond the term of existence of the Company, the repository of those items will be as designated by the Managers.

ARTICLE XI

INDEMNITY

11.1           Indemnity.  To the fullest extent permitted by law, the Company will indemnify and hold the Managers, Members, officers, employees, agents of the Company and any person serving at the request of the Company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, trust, joint venture or other affiliated entity harmless from and against all claims, demands and expenses whatsoever (including, without limitation, attorneys’ fees and costs in all trial, appellate and collection proceedings) actually and reasonably incurred in connection with any proceeding, whether civil or criminal, in which he or it is a party so long as the Manager, Managers, officers, employees, agents or the Members were proceeding in good faith to promote the best interests of the Company and provided that such acts or omissions do not constitute gross negligence, intentional misconduct or a knowing violation of law.

The Company may purchase and maintain insurance, at the Company’s expense, on behalf of such indemnitees against any liability that may be asserted against, or any expense that may be incurred by, the indemnitees in connection with the activities of the Company and/or such indemnitee’s acts or omissions, regardless of whether the Company would have the power to indemnify any such indemnitee against such liability under the provisions of this Agreement or applicable law.  Any indemnification under this Article XI will be satisfied solely out of the assets of the Company, and no Member, Manager, officer, employee or agent of the Company will be subject to personal liability or required to fund or to cause to be funded any obligation by reason of this Article.

11.2          Exoneration.  Notwithstanding any other provision hereof, and to the fullest extent permitted by law, the Members and the Company hereby waive and release each Manager, each of the Members, and any officers, employees and any other person serving at the request of the Company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, trust, joint venture or other affiliated entity, from any and all claims and liabilities by reason of adverse results to the Company or the Members so long as the Manager, officer, employee, agent or Member was proceeding in good faith to promote the best interests of the Company and provided that such acts or omissions do not constitute gross negligence, intentional misconduct or a knowing violation of law.

ARTICLE XII

DISSOLUTION AND WINDING UP

12.1          Dissolution.  The Company will dissolve and commence winding up and liquidating upon the first to occur of the following:

(a)           the written consent of Members owning a majority in interest of the Members;

(b)           any event that causes the Company to be ineligible to conduct its activities as a limited liability company under the Act; or

(c)           otherwise by operation of law or entry of a decree of judicial dissolution of the Company pursuant to Section 17351 of the Act.

12.2	Winding Up.

(a)           General.  Upon the occurrence of the event expressed in Section 12.1 hereof, the Company will continue in an orderly manner solely for the purpose of winding up its affairs, liquidating its assets and satisfying the claims of its creditors and Members.  No Member will take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company’s business and affairs.  To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement will continue in full force and effect until such time as the Company’s business has been wound up.

(b)           Appointment of Liquidator.  Upon the Company’s dissolution, the Company’s principal executive officer (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article.  While serving as liquidator, the Company’s principal executive officer shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the Company, and shall use its best efforts to liquidate the Company’s existing assets as rapidly as is consistent with receiving the fair market value thereof.  If the Company’s principal executive officer is unwilling or unable to serve as liquidator, or has resigned or been removed, the Managers shall elect another person, who may be a Member, to serve as liquidator.

(c)           Management of Assets.    Due to high prevailing interest rates or other factors, the Company could suffer reduced earnings (losses) if a substantial portion of its loan portfolio remains and must be liquidated quickly during the winding up period.  Members who sell their Membership Interests prior to any such liquidation will not be exposed to this risk.  Conversely, if prevailing interest rates have declined at a time when the loan portfolio must be liquidated, unanticipated profits could be realized by those Members who remained in the Company until its termination.  Upon dissolution of the Company, the principal executive officer will wind up the Company’s affairs by liquidating the Company’s assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loan(s) until a suitable sale can be arranged.

12.3          Survival of Contracts.  Any act or event causing dissolution of the Company shall in no way affect the validity of, or the term of, any lease, investment note, deed of trust, mortgage, contract or obligation acquired by the Company as assignee or any mortgage originated by the Company or any note, debt instrument or investment debt securities issued by the Company.

12.4          Proceeds of Liquidation.  Subject to the terms of the Series A Certificate or terms of any later series of Preferred Units established by the Company, the “Net Liquidation Proceeds” (as defined below) shall be applied and distributed in the following order of priority:

(a)           first, to the payment of or provision for debts and liabilities of the Company, including Members and Managers who are creditors and the expenses of liquidation in order of priority as provided by law, and to the creation of any reserves which may be reasonably necessary for any contingent or unforeseen liabilities or obligations;

(b)           second, to the holders of Series A Units or Preferred Units in an amount equal to such Member’s liquidation preference, plus accrued and unpaid dividends, under the Series A Certificate, pro rata in accordance with such amounts; and

(c)           third, to the Members in accordance with their respective positive capital account balances, as determined after taking into account all capital adjustments for the fiscal year in which the dissolution occurs, as provided for in Article V of this Agreement.

12.5          Net Liquidation Proceeds.  The term “Net Liquidation Proceeds” means the amount of money, the principal amount of any indebtedness due to the Company and the fair market value of any and all other property distributed to the Members, reduced by any liabilities of the Company that are assumed by such Members or which are secured by any property that is distributed by the Company to such Members.

12.6          Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, upon dissolution of the Company, the deficit, if any, in the capital account of any Member, including any deficit that results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation) or distributions of assets pursuant to this Agreement to all Members, shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

12.7          Required Filings.  The liquidating officer will cause the Company to file any required certificates with the appropriate Secretary of State office and file such other statements, instruments and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Company’s existence.

ARTICLE XIII

MISCELLANEOUS

13.1          Execution of Agreement.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, will be deemed an original, but all such counterparts will constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission will be deemed to be an original signature.

13.2          Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be made by: (a) certified mail, return receipt requested; (b) Federal Express, Express Mail, or similar overnight delivery or courier service; or (c) delivery (in person or by facsimile, E-Mail, electronic transmission, as that term is defined in the Act) to the party to whom it is to be given, to the address appearing elsewhere in this Agreement or to such other address as any party hereto may have designated by written notice forwarded to the other party in accordance with the provisions of this Section 13.2.  Any notice or other communication given by certified mail shall be deemed given three (3) days after the date of certification thereof.  Any notice given by other means permitted by this Section 13.2 shall be deemed given on the day after the date it was delivered by the sender.

13.3          Offset.  Whenever the Company is to pay any sum to any Member, any amounts then due and payable from such Member to the Company may be deducted from that sum before payment.

13.4          Amendment.  Unless otherwise authorized by this Agreement or the terms of the Series A Certificate, this Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by (i) the Company and (ii) the Members holding a majority in interest of the Company’s Membership Interests.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

13.5          Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.6          Further Action.  Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.7          Power of Attorney.  Each Member appoints the Company’s President, Secretary and Treasurer, with full power of substitution, as the Member’s attorney-in-fact to act in the Member’s name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the Company as a limited liability company in the states where the Company conducts its activities, (b) all instruments that effect on confirm changes or modifications of the Company or its status, including, without limitation, amendments to the Articles of Organization, and (c) all instruments of transfer necessary to effect the Company’s dissolution and termination.  The power of attorney granted by this Section is irrevocable, coupled with an interest and shall survive the death of the Member.

13.8          Waiver.  No failure by any Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof will constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition.  Any Member, by notice pursuant to the terms hereof, may, but will be under no obligation to, waive any of his rights or any conditions to his obligations hereunder, or any duty, obligation or covenant of any other Member.  No waiver will affect or alter the remainder of this Agreement, but each and every covenant, agreement term and condition hereof will continue in full force and effect with respect to any other then-existing or subsequent breach.

13.9          Severability.  In the event any term or provision of this Agreement should to any extent be held to be illegal, invalid or unenforceable, or inoperative as a matter of law, the remaining terms and provisions of this Agreement will not be affected thereby, but each such term and provision will be valid and will remain in full force and effect.

13.10        Entire Agreement.  This Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

13.11        Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement.

13.12        Partition.  The Members agree that the Company assets are not suitable for partition, and each Member hereby irrevocably waives any and all rights it may have to maintain any action for partition of the Company assets.

13.13        Not a Partnership.  The Members have formed the Company under the Act and expressly do not intend to form a partnership under the laws of any state.  Except for applicable tax purposes, the Members do not intend to be partners to one another or partners to any third party.

13.14        Attorneys’ Fees.  In the event of any litigation, arbitration, mediation or other dispute resolution arising as a result of or by reason of this Agreement, the prevailing party in any such litigation, arbitration, mediation or other dispute resolution shall be entitled to, in addition to any other damages assessed, its reasonable costs and expenses incurred in connection with the prosecution or defense thereof, including reasonable attorneys’ fees in all trial, appellate and collection proceedings.

13.15        Construction.  Every provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any Member.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter.  Unless otherwise specified, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.  The captions contained herein are solely for the convenience of the parties and shall not constitute a part of the substance, intent or terms of this Agreement, nor shall such captions be considered in the construction of this Agreement.

13.16        Application of California Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of California.  Venue for all purposes shall be deemed to lie within Orange County, California.

13.17        Jurisdiction.  The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in California.  The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a California court’s taking jurisdiction of any dispute between them.  By entering into this Agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a California court.

MEMBERS’ AND MANAGERS’ SIGNATURES ON THE FOLLOWING PAGE(S)

IN WITNESS WHEREOF, the Members and Managers have executed and delivered this Agreement as of the Execution Date.

MANAGERS

Mark G. Holbrook

Mark A. Johnson

Van C. Elliott

Arthur G. Black

Juli Ann S. Callis

Shirley M. Bracken

Jeffrey T. Lauridsen

Scott T. Vandeventer

Randolph P. Shepard

R. Michael Lee

Additional Signature Page(s) for the Operating Agreement of MINISTRY PARTNERS INVESTMENT COMPANY, LLC

CLASS A MEMBERS:

Additional Signature Page(s) for the Operating Agreement of MINISTRY PARTNERS INVESTMENT COMPANY, LLC

SERIES A UNIT MEMBERS:

EXHIBIT “A”

MEMBERS

	NUMBER OF UNITS BEFORE CONVERSION			NUMBER OF UNITS AFTER CONVERSION
MEMBER:	Common	Preferred I	Preferred II	Class A*	Series A**

Credit Union of Southern California	11,900	11,900		11,900	11,900
Evangelical Christian Credit Union	62,000	11,578	19,000	62,000	30,578
Financial Partners Credit Union	12,000	12,000		12,000	12,000
Keypoint Credit Union	8,000	8,000		8,000	8,000
Mary Lois Oliver	-	1,400		-	1,400
Patelco Credit Union	3,969	3,969		3,969	3,969
Premier America Credit Union	5,000	5,000		5,000	5,000
SAFE Credit Union	3,969	3,969		3,969	3,969
San Francisco Fire Credit Union	3,969	3,969		3,969	3,969
Telesis Community Credit Union	-	2,000		-	2,000
USA Federal Credit Union	11,905	11,905		11,905	11,905
Wescom Credit Union	11,905	11,905		11,905	11,905
Wescorp Credit Union	-	500		-	500
Western Federal Credit Union	11,905	11,905		11,905	11,905

TOTAL	146,522	100,000	19,000	146,522	119,000

  *Common Units

**Series A Preferred Units

EXHIBIT “B”

DEFINITIONS

“Act” means the Beverly Killea Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” means the term defined in item 1(i) of Exhibit D hereto.

“Adjusted Capital Contribution” means the term defined in item 5(a) of Exhibit D hereto.

“Agreement” means this Operating Agreement.

“Capital Account” means that term as defined in Section 1701(d) of the Act.

“Capital Contribution” means the term defined in Section 5.1 hereof.

“Capital Event” means a sale or disposition of any of the Company’s assets, the receipt of insurance and other proceeds on account of an involuntary conversion of Company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

“Certificate” means the term defined in Section 2.10 hereof.

“Class A Members” means the term defined in Section 2.1 hereof.

 “Class A Units” means the term defined in Section 2.1 hereof.

“Class B Members” means the term defined in Section 2.1 hereof.

“Class B Units” means the term defined in Section 2.1 hereof.

“Code” means the term defined in Section 5.4 hereof.

 “Common Units” means the term defined in Section 2.1 hereof.

“Company” means Ministry Partners Investment Company, LLC.

“Economic Interest” means the term defined in Section 17001 of the Act.

“Electronic transmission” means that term as defined in Section 17001(o) of the Act.

“Fair Market Value” means the term defined in Section 9.6 hereof.

“Manager(s)” means the following persons:  Mark G. Holbrook;  Mark A. Johnson; Van C. Elliott; Arthur G. Black; Juli Anne S. Callis; Jeffrey T. Lauridsen; Shirley M. Bracken; Scott T. Vandeventer; Randolph P. Shepard; and R. Michael Lee.  The term also includes any persons that are later appointed or elected to serve as a Manager.

“Member(s)” means the person(s) owning a Membership Interest, as designated in Exhibit A hereto.

“Membership Interests” means the term defined in Section 2.1 hereof.

“Net Cash Flow” means the term defined in Section 6.3 hereof.

“Net Liquidation Proceeds” means the term defined in Section 12.5 hereof.

“Offer Notice” means the term defined in Section 9.4.1 hereof.

“Offer Period” means the term defined in Section 9.4.2 hereof.

“Offeror” means the term defined in Section 9.4.1 hereof.

“Permitted Transfer” means the term defined in Section 9.2 hereof.

“Preemptive Right” means the term defined in Section 3.5 hereof.

“Preferred Units” means the term defined in Section 2.1 hereof.

 “Series A Certificate” means the certificate attached hereto as Exhibit C that provides for a series of Preferred Units.

“Series A Units” means the term defined in Section 2.2 hereof.

“Tax Matters Partner” means the term defined in Section 7.5 hereof.

“Transfer” means the term defined in Section 9.1 hereof.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Internal Revenue Code, as such regulations may be amended from time to time.

 “Triggering Event” means the term defined in Section 9.5 hereof.

“Unit” means the term defined in Section 2.1 hereof.

EXHIBIT “C”

SERIES A PREFERRED UNITS CERTIFICATE

[INTENTIONALLY OMITTED]

EXHIBIT “D”

SPECIAL TAX RULES

[INTENTIONALLY OMITTED]